Exhibit 99.1

TALES OF THE TAPE: Sunrise Races Against The Clock

Dow Jones & Company, Inc. -- July 23, 2009

By Veronica Dagher, Of DOW JONES NEWSWIRES

NEW YORK (Dow Jones)--Sunrise Senior Living Inc. (SRZ) may be facing its own sunset.

     The McLean, Va., company, which operates more than 400 housing communities for senior citizens in the U.S., Canada, Germany and the U.K., was the forerunner in the assisted-living industry when it started the early 1980s. But due to over expansion in the last decade, the company took on too much debt and is now facing the possible threat of bankruptcy. Investors are left to wonder if Sunrise's high-occupancy rates in its well-maintained senior living facilities will more than offset its looming balance-sheet issues.

     To fuel its growth, Sunrise, which derives most of its revenue from management fees for its generally high-end senior living facilities, began to acquire properties around the late 1990s. Projections for the large - and aging - baby-boomer population along with the fast-moving real estate market (which made it easier for seniors to sell their homes) made its focus on both management and development seem like a smart move.

     The company's stock, which reached a 10-year high of $41.44 in mid-2007, seemed to indicate investors' belief in the strategy, too. However, shares hit a 52-week low of 27 cents this fall as investors became increasing jittery about the company's debt load. Sunrise shares traded Thursday at $1.43.

     And although Sunrise obtained its 12th credit-line extension this spring, and is in continuing talks with other key lenders, concerns about its viability remain.

     "We need to refinance this company by December. I'm 100% confident we'll do so," said Chief Executive Mark Ordan. Ordan said Sunrise is now working hard to "chip away" at its issues.

     To that end, Ordan, who has a history of working with troubled companies, in May announced a downsizing plan and he has been selling off non-core assets and shelving development plans. Sunrise has also adapted its marketing pitch for its high-end "Mansion" properties to make them affordable to more seniors.

     Still, Sunrise has debt of about $623 million, including scheduled maturities of around $197 million in 2009, according to its March 31 quarterly filing. That's in sharp contrast to its current market capitalization of about $71 million and roughly $34 million of cash on hand. A sizable portion of Sunrise's debt in default is from its failure to pay principal and interest on debt related to its German communities, causing it to seek standstill agreements with lenders.

     According to industry observers, Sunrise's future lies largely in its ability to restructure that debt, resolve issues with other lenders and right-size its operations so the company can return to profitability.

     "Lots of times, these [lenders' standstill] agreements don't work and the company is forced to file [for bankruptcy protection]," said David Bruck, chair of the bankruptcy and reorganization practice group, at Greenbaum, Rowe, Smith & Davis LLP. Bruck wasn't familiar with Sunrise's specific situation.

     A company with a good business, which in Sunrise's case means residences with solid occupancy rates, may be worth more to creditors out of court, Bruck said.

     CEO Ordan said Sunrise has an occupancy rate of nearly 90%, better than the industry average of 88.5% for assisted living properties of major providers open two years or more, according to the National Investment Center for the Seniors Housing & Care Industry as of Dec. 31.

     And although Sunrise said it has adequate cash to fund operations until early December, assuming it is able to refinance the scheduled maturities and obtain covenant waivers for certain debt that is in default, the clock is ticking. Investors aren't the only ones who want a quick resolution, though.

     "We're not just buying time. I hope in the coming weeks and months to have a resolution [with our lenders]," said Ordan.

     (Veronica Dagher is a general-assignment reporter for Dow Jones Newswires. She can be reached at 212-416-2261 or by email at veronica.dagher@dowjones.com)

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